                        Deutsche Bank Notes Page 1 of 2

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Exchange Traded Notes                                 Filed pursuant to Rule 433
                                               Registration Statement 333-162195
                                                            Dated March 12, 2010

                               [GRAPHIC OMITTED]

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

[]   PowerShares DB Gold Exchange Traded Notes The PowerShares DB Gold ETNs
     provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the PowerShares DB
     Gold ETNs are based on a total return version of the Deutsche Bank Liquid
     Commodity Index - Optimum Yield GoldTM

     The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank
     AG, London Branch.

          The PowerShares DB Gold ETNs are - -
          PowerShares DB Gold Double Short ETN (Symbol: DZZ)
          PowerShares DB Gold Double Long ETN  (Symbol: DGP)
          PowerShares DB  Gold  Short ETN      (Symbol: DGZ)

          Fact Sheet
          Prospectus

PowerShares DB Agriculture Exchange Traded Notes

[]   The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the PowerShares DB
     Agriculture ETNs are based on a total return version of the Deutsche Bank
     Liquid Commodity Index - Optimum Yield AgricultureTM.

          The PowerShares DB Agriculture ETNs are unsecured obligations of
          Deutsche Bank AG, London Branch.

          The PowerShares DB Agriculture ETNs are - -
          PowerShares DB Agriculture Double Short ETN   (Symbol: AGA)
          PowerShares DB  Agriculture Double Long ETN   (Symbol: DAG)
          PowerShares DB  Agriculture Short ETN         (Symbol: ADZ)
          PowerShares DB  Agriculture Long ETN          (Symbol: AGF)

          Fact Sheet
          Prospectus

PowerShares DB Commodity Exchange Traded Notes

[]   The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the PowerShares DB
     Commodity ETNs are based on a total return version of the Deutsche Bank
     Liquid Commodity Index(TM). The Long PowerShares DB Commodity ETN is based on the Optimum Yield(TM) version of the Index. The Short and Double Short
     PowerShares DB Commodity ETNs are based on the standard version of the
     Index.

     The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche
     Bank AG, London Branch.

          The PowerShares DB Commodity ETNs are - -
          PowerShares DB Commodity Double Short ETN (Symbol: DEE)
          PowerShares DB Commodity Double Long ETN  (Symbol: DYY)
          PowerShares DB  Commodity Short ETN       (Symbol: DDP)
          PowerShares DB  Commodity Long ETN        (Symbol: DPU)

     Fact Sheet
     Prospectus

PowerShares DB Base Metals Exchange Traded Notes

[]   All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield
     Industrial Metals(TM), which is composed of aluminum, copper

Contact Information

Any questions please call
1-877-369-4617

Press Releases and News

September 1, 2009 - Deutsche Bank To Redeem Powershares DB Crude Oil Double
Long Exchange Traded Notes [more]

August 18, 2009 - Deutsche Bank Suspends Issuance Of Powershares DB Crude Oil
Double Long Exchange Traded Notes [more]

April 29, 2008 - DB Plans To Offer Leveraged, Inverse Commodities ETNs [more]

April 15, 2008 - Deutsche Bank to issue leveraged, short agriculture ETNs
[more]

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                        Deutsche Bank Notes Page 2 of 2

     and zinc futures contracts.

          The PowerShares DB Base Metals ETNs are unsecured obligations of
          Deutsche Bank AG, London Branch.

          The PowerShares DB Base Metals ETNs are - -
          PowerShares DB Base Metals Double Short ETN (Symbol: BOM)
          PowerShares DB Base Metals Double Long ETN  (Symbol: BDD)
          PowerShares DB Base Metals Short ETN        (Symbol: BOS)
          PowerShares DB  Base Metals Long ETN        (Symbol: BDG)

          Fact Sheet
          Prospectus

PowerShares DB Crude Oil Exchange Traded Notes

[]   All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield
     Oil(TM), which is composed of certain crude oil futures contracts. The
     Long PowerShares DB Crude Oil ETN is based on the Optimum Yield(TM)
     version of the Index, and the Short and Double Short PowerShares DB Crude
     Oil ETNs are based on the Standard version of the index.

          The PowerShares DB Crude Oil ETNs are unsecured obligations of
          Deutsche Bank AG, London Branch.

          The PowerShares DB  Crude Oil ETNs  are - -
          PowerShares DB  Crude Oil Long ETN           (Symbol: OLO)
          PowerShares DB  Crude Oil Short ETN          (Symbol: SZO)
          PowerShares DB  Crude  Oil Double  Short ETN (Symbol: DTO)

          Fact Sheet
          Prospectus

     Deutsche Bank AG, London Branch has filed a registration statement
     (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the
     SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

     The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the
     PowerShares DB ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

     Certain marketing services may be provided for these products by Invesco
     Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital
     Management LLC. Neither firm is affiliated with Deutsche Bank.

     PowerShares(R) is a registered trademark of Invesco PowerShares Capital
     Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
     Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

     An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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